Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form F-1 of THE GROWHUB LIMITED (the “Company”) of our report dated May 15, 2026, relating to the consolidated balance sheets of the Company as of December 31, 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2025, which report appears in the annual report on Form 20-F of the Company for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2026.

Singapore

November 10, 2026